The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Citigroup Inc.	SUBJECT TO COMPLETION, DATED MARCH 19, 2014	[ ] , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Equity Linked Securities Based on Shares of Common Stock of [  ] Due [  ]     ,20[  ]
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity, but instead offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of common stock of [ ] (the “underlying shares”) from their initial share price to their final share price.

▪
The securities offer [monthly] coupon payments, the opportunity to participate in a portion of any appreciation of the underlying shares in excess of [ ]% and a minimum payment at maturity equal to [ ]% of the stated principal amount.  However, if the underlying shares do not appreciate by at least [ ]%, you will receive less than the stated principal amount of your securities at maturity.  The securities are designed for investors who believe that the underlying shares will appreciate significantly from their initial share price to their final share price but who seek a minimum payment at maturity to protect against the possibility of a significant decline and, in exchange, are willing to forgo full upside participation in any appreciation.

▪
In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Underlying shares:	Shares of common stock of [ ] ([ ] symbol: “[ ]”) (the “underlying share issuer”)
Aggregate stated principal amount:	$
Stated principal amount:	$[ ] per security
Pricing date:	[ ] , 20[ ]
Issue date:	[ ] , 20[ ] (three business days after the pricing date)
Valuation date:	[ ] , 20[ ], subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	[ ] , 20[ ]
Coupon:	We will pay a coupon on each coupon payment date at a rate of [ ]% per annum
Coupon payment dates:	[The [ ] day of each month, commencing on [ ] and ending on the maturity date]
Payment at maturity:
For each security you hold at maturity, in addition to the final coupon payment, you will receive an amount in cash determined as follows:
▪     If the final share price is greater than or equal to the upside participation price, you will receive the stated principal amount plus the product of (i) the upside participation rate multiplied by (ii) (a) the final share price minus (b) the upside participation price.
▪     If the final share price is less than the upside participation price but greater than or equal to the principal return price, you will receive the stated principal amount.
▪     If the final share price is less than the principal return price, you will receive the product of (i) the downside participation rate multiplied by (ii) the final share price, subject to a minimum payment at maturity of $[ ].
If the final share price is less than the principal return price, you will lose some, and up to approximately [  ]%, of the stated principal amount of your securities at maturity.  You may receive less than the stated principal amount of your securities at maturity even if the price of the underlying shares increases from the initial share price.

Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:
The closing price of the underlying shares on the valuation date multiplied by the share adjustment factor as in effect on the valuation date.  The “share adjustment factor” is initially 1 and is subject to adjustment as described under “Dilution and Reorganization Adjustments” in this pricing supplement.

Upside participation price:	$ , which is greater than the initial share price and is equal to approximately [ ]% of the initial share price
Principal return price:	$ , which is greater than the initial share price but less than the upside participation price and is equal to approximately [ ]% of the initial share price
Upside participation rate:	[ ]%, which is less than 100%
Downside participation rate:	[ ]%, which is equal to the initial share price divided by the principal return price and is less than 100%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	[ ] / US[ ]
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$[ ]	$0	$[ ]
Total:	$	$	$

(1) The estimated value of the securities on the pricing date is $[  ] per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013         Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  Certain of these events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Delisting of Company Shares,” and not in this pricing supplement.  However, the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement is superseded and replaced by the section “Dilution and Reorganization Adjustments” in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity per security (expressed as a percentage increase or decrease from the stated principal amount and excluding the final coupon payment) for a range of hypothetical percentage changes from the initial share price to the final share price.  The diagram does not illustrate the effect of the coupon payments received over the term of the securities.  The table below illustrates your payment at maturity per security (expressed in dollar amounts and excluding the final coupon payment) and total return on the securities (including all coupon payments) for a range of hypothetical final share prices.  The diagram and table are based on the following hypothetical values in order to illustrate how the securities work and do not reflect the actual stated principal amount, initial share price, principal return price, upside participation price, upside participation rate, downside participation rate, minimum payment at maturity, coupon rate or term of the securities, each of which will be determined on the pricing date:

Stated principal amount:	$100.00 per security
Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the pricing date)
Principal return price:	$115.00
Upside participation price:	$120.00
Upside participation rate:	65%
Downside participation rate:	86.957%
Minimum payment at maturity:	$77.00 per security
Coupon rate:	7.00% per annum
Term:	One year

[ ] 2014	PS-2

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Equity Linked Securities Payment at Maturity Diagram

Investors in the securities will not receive any dividends on the underlying shares (except indirectly through an adjustment to the share adjustment factor in the limited circumstances described under “Dilution and Reorganization Adjustments” below). The diagram above and table below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends paid on the underlying shares and will have no rights with respect to the underlying shares” below.

Your actual payment at maturity per security will depend on the actual final share price.

[ ] 2014	PS-3

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Hypothetical final share price	Hypothetical percentage change from initial share price to final share price	Hypothetical payment at maturity per security (excluding coupon)	Hypothetical total return on the securities (including coupon)1
$130.00	30.00%	$106.50	13.50%
$127.50	27.50%	$104.88	11.88%
$125.00	25.00%	$103.25	10.25%
$122.50	22.50%	$101.63	8.63%
$120.00(2)	20.00%	$100.00	7.00%
$117.50	17.50%	$100.00	7.00%
$115.00(3)	15.00%	$100.00	7.00%
$112.50	12.50%	$97.83	4.83%
$110.00	10.00%	$95.65	2.65%
$107.50	7.50%	$93.48	0.48%
$105.00	5.00%	$91.30	–1.70%
$102.50	2.50%	$89.13	–3.87%
$100.00(4)	0.00%	$86.96	–6.04%
$97.50	–2.50%	$84.78	–8.22%
$95.00	–5.00%	$82.61	–10.39%
$92.50	–7.50%	$80.44	–12.56%
$90.00	–10.00%	$78.26	–14.74%
$88.55	–11.50%	$77.00(5)	–16.00%
$85.00	–15.00%	$77.00	–16.00%
$80.00	–20.00%	$77.00	–16.00%
$70.00	–30.00%	$77.00	–16.00%
$60.00	–40.00%	$77.00	–16.00%
$50.00	–50.00%	$77.00	–16.00%
$40.00	–60.00%	$77.00	–16.00%
$30.00	–70.00%	$77.00	–16.00%
$20.00	–80.00%	$77.00	–16.00%
$10.00	–90.00%	$77.00	–16.00%
$0.00	–100.00%	$77.00	–16.00%
1 Total return on the securities calculated as follows: (a) (i) payment at maturity per security (excluding final coupon payment) plus all coupon payments received over term of securities minus (ii) stated principal amount divided by (b) stated principal amount.
2 Hypothetical upside participation price.
3 Hypothetical principal return price.
4 Hypothetical initial share price.
5 Hypothetical minimum payment at maturity per security.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

[ ] 2014	PS-4

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

▪
You may lose some of your investment.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the final share price.  If the final share price is less than the principal return price, you will receive less than the stated principal amount at maturity (disregarding the final coupon payment).  You may lose up to [ ]% of the stated principal amount at maturity.

▪
The underlying shares must appreciate by at least [ ]% in order for you to receive your stated principal amount at maturity.  If the final share price is less than the principal return price, which is [ ]% of the initial share price, you will receive less than the stated principal amount at maturity, even if the final share price is greater than the initial share price.  We cannot guarantee that the coupon payments you receive over the term of the securities will be sufficient to offset any loss you may incur at maturity.

▪
The securities offer limited participation in the potential appreciation of the underlying shares.  If the final share price is greater than the upside participation price, you will participate in the appreciation of the underlying shares only to the extent that the final share price exceeds the upside participation price, and you will not participate in the appreciation from the initial share price to the upside participation price.  In addition, you will participate in that appreciation at the upside participation rate, which is less than 100%.  Accordingly, the opportunity for participation in the potential appreciation of the underlying shares that the securities offer is significantly less than the return you would receive as a direct investor in the underlying shares.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪
The securities will not be listed on a securities exchange and you may not be able to sell your securities prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (1) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (2) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models.  CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates.  CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional

[ ] 2014	PS-5

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the coupon that is payable on the securities.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities is not a recommendation of the underlying shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares.  Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer.  In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪
You will not receive dividends paid on the underlying shares and will have no rights with respect to the underlying shares.  You will not receive any dividends on the underlying shares that are paid over the term of the securities (except indirectly through an adjustment to the share adjustment factor in the limited circumstances described below under “Dilution and Reorganization Adjustments”).  Furthermore, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change.  Any such change may adversely affect the market price of the underlying shares.

▪
The securities will not be adjusted for all events that could affect the price of the underlying shares.  For example, we will not make any adjustment for partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make, as described under “Dilution and Reorganization Adjustments” in this pricing supplement, may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.  Furthermore, if the underlying share issuer reduces its ordinary dividend from the expected ordinary dividend set forth under “Dilution and Reorganization Adjustments—Changes in Ordinary Dividends” in this pricing supplement, the share adjustment factor will be reduced, which will reduce the final share price relative to the price that would have been determined but for that adjustment.

[ ] 2014	PS-6

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

▪
If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Dilution and Reorganization Adjustments” in this pricing supplement and “Description of the Securities—Delisting of Company Shares” in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are uncertain.  The U.S. federal income tax treatment of the securities is uncertain, and the Internal Revenue Service (“IRS”) or a court might not agree with the treatment described herein.  By purchasing a security, we and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as short-term debt instruments.  If another treatment of the securities applies, the timing and character of income you recognize on the securities could be adversely affected. In addition, other persons having withholding responsibility in respect of the securities may treat the coupon payments on a security as subject to withholding tax at a rate of 30% (or lower treaty rate). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should review carefully “United States Federal Tax Considerations” in this pricing supplement and the discussion under “United States Federal Tax Considerations” in the accompanying prospectus supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

[ ] 2014	PS-7

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Information about the Underlying Shares

[Name of underlying share issuer] is a [description of underlying share issuer].  The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by the underlying share issuer pursuant to the Exchange Act can be located by reference to the SEC file number [     ], through the SEC’s website at http://www.sec.gov.  In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the [ ] under the ticker symbol “[   ].”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing price of the underlying shares for each day such price was available from January 2, 2009 to [  ], 2014.  The table that follows shows the high and low closing prices of the underlying shares for each quarter in that same period.  We obtained the closing prices below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

[ ] – Historical Closing Prices January 2, 2009 to [ ], 2014

[ ] 2014	PS-8

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Common Stock of [ ]		High		Low
2009
First Quarter	$		$
Second Quarter	$		$
Third Quarter	$		$
Fourth Quarter	$		$
2010
First Quarter	$		$
Second Quarter	$		$
Third Quarter	$		$
Fourth Quarter	$		$
2011
First Quarter	$		$
Second Quarter	$		$
Third Quarter	$		$
Fourth Quarter	$		$
2012
First Quarter	$		$
Second Quarter	$		$
Third Quarter	$		$
Fourth Quarter	$		$
2013
First Quarter	$		$
Second Quarter	$		$
Third Quarter	$		$
Fourth Quarter	$		$
2014
First Quarter (through [ ], 2014)	$		$

The closing price of the underlying shares on [  ], 2014 was $[    ].

[ ] 2014	PS-9

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

Dilution and Reorganization Adjustments

The share adjustment factor and the closing price of the underlying shares will be subject to adjustment from time to time if certain events occur that affect the underlying shares.  Any of these adjustments could have an impact on the payment you receive at maturity.  CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date.  This section supersedes and replaces the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the securities.  See “Summary Risk Factors—The securities will not be adjusted for all events that could affect the price of the underlying shares.”

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2) subdivides or splits the outstanding underlying shares into a greater number of shares or

(3) combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date.

Issuance of Certain Rights or Warrants

If the underlying share issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of underlying shares entitling them to subscribe for or purchase underlying shares at a price per share less than the then-current market price of the underlying shares, other than excluded rights, then, in each case, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the then-current market price of the underlying shares, which will be determined by multiplying the total number of underlying shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the then-current market price.  To the extent that, prior to the maturity date, after the expiration of the rights or warrants, the underlying share issuer publicly announces the number of underlying shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the share adjustment factor will be further adjusted to equal the share adjustment factor that would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of underlying shares for which such rights or warrants were actually exercised.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the closing price of the underlying shares on the scheduled trading day immediately preceding the related adjustment date.

Spin-offs and Certain Other Non-Cash Distributions

[ ] 2014	PS-10

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

If the underlying share issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of one underlying share and (ii) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one underlying share.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment to the share adjustment factor provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination thereafter will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final) so distributed or issued applicable to one underlying share.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of the capital stock of one or more of its subsidiaries in the form of marketable securities, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will in each case equal the closing price of the underlying shares plus the product of (i) the closing price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per underlying share.  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Changes in Ordinary Dividends

If the underlying share issuer declares a record date in respect of an ordinary dividend per underlying share that is greater or less than the expected ordinary dividend specified below for the corresponding expected ex-date, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares minus the applicable expected ordinary dividend and (ii) the denominator of which will be the then-current market price of the underlying shares minus the actual dividend per underlying share.  The share adjustment factor will be increased if an actual ordinary dividend is greater than the applicable expected ordinary dividend and reduced if an actual ordinary dividend is less than the applicable expected ordinary dividend.  If the underlying share issuer declares that it will pay no dividend in any quarter, other than in connection with a payment period adjustment, an adjustment will be made in accordance with this paragraph on the corresponding expected ex-date (unless the expected ordinary dividend was $0.00 for that expected ex-date).

For purposes of calculating the dilution adjustment for any ex-date, if an adjustment date for an adjustment to the share adjustment factor resulting from an event described under “—Stock Dividends, Stock Splits and Reverse Stock Splits” above has occurred on or prior to such ex-date, the expected ordinary dividend per underlying share declared in respect of that ex-date will be divided by the same dilution adjustment by which the share adjustment factor was multiplied in connection with such adjustment.  If any other event described in this section “Dilution and Reorganization Adjustments” occurs, or if the underlying share issuer effects a change in the periodicity of its ordinary dividend payments (for example, from quarterly payments to semi-annual payments) (a “payment period adjustment”), the calculation agent will have the discretion to make any adjustment to the calculation of the dilution adjustment that it deems appropriate (which may include making no adjustment) in order to achieve an equitable result.

The “expected ordinary dividend” per underlying share corresponding to each expected ex-date is set forth below:

Expected ex-date	Expected ordinary dividend
[ ]	$[ ]

[ ] 2014	PS-11

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

[ ]	$[ ]
[ ]	$[ ]
[ ]	$[ ]

If the actual ex-date for any ordinary dividend payment differs from any expected ex-date set forth above, other than in connection with a payment period adjustment, the calculation agent will determine which expected ex-date and expected ordinary dividend corresponds to that actual ex-date.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

Whether a dividend is an ordinary dividend will be determined by the calculation agent in its sole discretion.  For the avoidance of doubt, in no event will an ordinary dividend result in an adjustment pursuant to “—Certain Extraordinary Cash Dividends” below.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (a) any permitted dividends described below, (b) any cash distributed in consideration of fractional underlying shares and (c) any cash distributed in a reorganization event referred to below, then in each case the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares, and (ii) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “extraordinary portion”).  In the case of an issuer that is organized outside the United States, in order to determine the extraordinary portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the share adjustment factor under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash.  If the underlying share issuer pays a dividend on an annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the amount of cash so distributed applicable to one underlying share.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

•      the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•      any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

•      any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

[ ] 2014	PS-12

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

•      any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•      another entity completes a tender or exchange offer for all the outstanding underlying shares or

•      any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

the closing price of the underlying shares on any date of determination from and after the open of business on the adjustment date will, in each case, be deemed to be equal to the transaction value on such date of determination.  The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.”  The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the securities.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a reorganization event, the amount of cash received per underlying share,

(2) for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final, and

(3) for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the applicable date of determination multiplied by the number of these marketable securities received per underlying share, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and maturity of the securities that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•      in the case of any dividend, distribution or issuance, on the applicable ex-date (as defined below),

•      in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

•      in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.  No adjustment in the share adjustment factor will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the share adjustment factor will be further adjusted to the share adjustment factor that would then have been in effect had adjustment for the event not been made.  All adjustments to the share adjustment factor shall be cumulative, such that if more than one adjustment is required to the share adjustment factor, each subsequent adjustment will be made to the share adjustment factor as previously adjusted.

[ ] 2014	PS-13

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the securities issued under this pricing supplement.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities are sold to the public, and hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

We will not attempt to ascertain whether the issuer of the Underlying Shares should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If the issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder (as defined below) upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if the issuer of the Underlying Shares is or becomes a USRPHC or a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare contribution tax on net investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the Securities

Because the securities do not provide, in all circumstances, for the return at maturity of a holder’s initial investment, it is not clear whether a security should be treated as a debt instrument for U.S. federal income tax purposes or in some other manner.  [In the opinion of Davis Polk & Wardwell LLP, the securities are more likely than not to be treated as debt instruments for U.S. federal income tax purposes.]1   By purchasing a security, we and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as short-term debt instruments that provide for a contingent payment at maturity.  However, there is no authority directly addressing an instrument similar to the securities. As a result, the IRS or a court might not agree with this treatment. You should consult your tax adviser about an investment in the securities. Except where stated otherwise, the discussion below assumes the treatment of the securities as short-term debt instruments is respected.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of the securities that is, for U.S. federal income tax purposes:

1 Subject to confirmation based on final terms.

[ ] 2014	PS-14

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity or Earlier Disposition of the Securities

Generally, a short-term debt instrument is treated for U.S. federal income tax purposes as issued at a discount equal to the difference between the payments due thereon and the instrument’s issue price, and this discount is treated as interest income when received or accrued, in accordance with the owner’s method of tax accounting.  See the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes” in the accompanying prospectus supplement regarding these rules as well as rules under which deductions of interest on debt used to acquire short-term debt instruments could be deferred in some circumstances.

There is no authority, however, regarding the accrual of discount on short-term debt instruments such as the securities that provide for contingent payments, and no ruling will be requested from the IRS with respect to the securities.  The proper treatment of the coupon payments on the securities is not entirely clear because the aggregate amount that will be paid on the securities is uncertain and you may ultimately receive an aggregate amount that is less than the securities’ issue price.  Insofar as we have information reporting responsibility in respect of the securities, we intend to report each coupon payment on the securities as a payment of ordinary interest income when paid to you.  If the IRS were to treat the securities in a different manner, the timing and character of income required to be recognized by either an accrual-method or cash-method U.S. Holder with respect to the securities prior to maturity could be affected, possibly adversely. You should consult your tax adviser about these rules.

Tax Treatment at Maturity or Earlier Disposition of the Securities

Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the security. Your adjusted basis in the security should equal the amount you paid to acquire the security increased by any amounts that you have previously included in income but not received and reduced by any coupons previously paid to you but not treated as interest income. The amount of any resulting loss will be treated as a short-term capital loss.

Gain resulting from retirement at maturity should be treated as ordinary interest income. It is not clear whether or to what extent gain from a sale or exchange prior to maturity should be treated as ordinary income or capital gain. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange of a security.

Possible Alternative Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the U.S. federal income tax consequences of an instrument that provides for the return of a portion, but not necessarily all, of the holder’s investment at maturity, such as the securities, the IRS may not accept, or a court may not uphold, the tax treatment of the securities described above. For example, the IRS could treat a security as a “prepaid forward contract,” in which case the consequences to you would likely be similar to those described above, except that gain recognized with respect to a security at maturity might be treated as short-term capital gain instead of ordinary income. Alternatively, the coupon payments on a security might be treated as not giving rise to current income, or a security might be treated as a combination of a debt instrument and a prepaid forward contract or as a “contingent payment debt instrument.”  You should consult your tax adviser regarding the U.S. federal income tax treatment of an investment in the securities, including potential alternative treatments.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States. If you are such a holder or may become such a holder during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Payments on the Securities

We currently do not intend to withhold on payments on the securities to Non-U.S. Holders (as defined in the accompanying prospectus supplement), subject to receipt of an appropriate IRS Form W-8, but other persons having withholding responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding at a rate of 30%, except to the extent

[ ] 2014	PS-15

Citigroup Inc.
Equity Linked Securities Based on Shares of Common Stock of [ ] Due [ ] , 20[ ]

that the Non-U.S. Holder is eligible for treaty benefits under an “other income” or similar provision and provides certification to that effect. Moreover, it is possible that in the future we may determine that we should withhold on coupon payments on the securities. In the event of withholding on coupon payments on a security, you should consult your tax adviser regarding whether you may be eligible for a refund in respect of such withholding. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Prospective Non-U.S. Holders should review the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for further discussion regarding the consequences to a Non-U.S. Holder of owning and disposing of the securities.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, in light of the uncertain treatment of the securities, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc., is the underwriter for the sale of the securities and is acting as principal.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

[ ] 2014	PS-16